UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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[Communication to Cingular employees]
Dear Desert Southwest Colleagues:
By now I am certain you’ve read the news about the proposed merger between Cingular’s parents: AT&T and BellSouth. This week, Stan Sigman, our President & CEO, communicated in great detail what this proposed merger means to Cingular. I wanted to take a moment and share my perspective on what this announcement means to the Desert Southwest.
First, our “ownership,” per se, is not changing. We will simply have one “parent” instead of two, as the merger will integrate the structure and management of AT&T and BellSouth. This new structure will afford us — and our customers — many new opportunities; addressing important issues like strategy and technology on a unified front will enable us to move even faster than we have in the past. And we certainly know how fast the wireless world moves.
Secondly, the cumulative scope and scale of AT&T, BellSouth and Cingular will position us as the clear-cut leader in wireless, broadband, video, voice and data services. Cingular is already the leader in wireless, but this combination paves the way for explosive growth through bundled offerings and other new products and services targeting businesses and consumers. I’m particularly excited about the enormous research resources of AT&T, which will help accelerate the innovation pipeline and speed time to market for our compelling products and services.
AT&T, which we all know is a world-class icon and one of Fortune magazine’s most admired companies, will be our new brand name following the merger. While we all are tremendously proud of the Cingular name, one brand — rather than three (AT&T, BellSouth and Cingular) — positions us under the umbrella of one of the world’s most powerful entities. Image the horsepower in advertising the new company will possess — and that horsepower being deployed right here in our market. For many of our legacy customers, consumer and business alike, the return to the AT&T brand will be welcomed. Likewise, the switching of the brands might be confusing to some customers. I am astutely aware that you’ll need my team’s support in addressing customers’ reactions to this announcement — and rest assured we’ll be communicating key messages that you will be able to use in conversations with Cingular’s customers. For the time being, we remain Cingular until the merger between our parents is approved and finalized.

Most of you were involved in the AT&T Wireless/Cingular merger. Rest assured that the proposed merger between our parent company’s will not require the same level of integration work as did our merger. The only material change we will experience is the re-branding of our stores to the new unified brand. And for the Desert Southwest, this re-branding presents us with a unique opportunity — to leverage the massive re-branding advertising campaign that will accompany the launch of the new company. This is an opportunity for us to communicate loudly our much improved network and company owned store distribution. And that will create as much excitement in the market as we experienced in 2004 when our merger was announced.
Let me be the first to acknowledge that I realize distraction and widespread speculation always follow major announcements like this one. As your Desert Southwest leader, I am asking each of you to remain focused on what you have been doing — meeting or exceeding our 2006 goals! Our three-year plan is not changing. Our vision remains the same, as do our strategic imperatives, key initiatives and our goals. We will continue to improve our network — we’ve already deployed 33 new cell sites through February right on plan. That’s nearly a 1/3 of what we did all last year! We will continue to be competitive at the point of sale — [business information unrelated to merger]. And we’ll continue to expand our company-owned retail (COR) distribution — YTD we have launched three new COR locations on plan!
The good news is we’re off to a fantastic start in 2006 thanks to each of you! So please continue your level of focus and passion and I promise to do the same. It’s an extremely intriguing time in the telecom industry, and rest assured we have front row tickets to experience a journey that happens only once in a lifetime!
Regards,
Jeff
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they becomes available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s preliminary proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on February 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.